Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this registration statement (Form S-3) and related Prospectus of CVS Caremark Corporation for the registration of debt securities and to the incorporation by reference therein of our reports dated February 15, 2013 with respect to the consolidated financial statements of CVS Caremark Corporation and the effectiveness of internal controls over financial reporting of CVS Caremark Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
March 21, 2013